Code Green Apparel Corp. S-1/A

Exhibit 5.1

The McGeary Law Firm, P.C.

1600 Airport Fwy., Suite 300

Bedford, Texas 76022

(817)-282-5885

April 20, 2016

Board of Directors

Code Green Apparel Corp.

Pico Rivera, California

Re: Code Green Apparel Corp. Registration Statement on Form S-1

Dear Board of Directors:

I have been requested to issue my opinion as to the legal status of 44,308,609 common shares of Code Green Apparel Corp. (the “Company”) which are being registered on Form S-1 under the Securities Act of 1933, as amended, for sale by existing stockholders. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

I have, in connection with that request, examined the Articles of Incorporation as Amended and By-laws of the Company, and a draft of the proposed registration statement on Form S-1, reviewed other documents and conducted other investigations as I have deemed necessary and appropriate to establish a basis for the opinions set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, and the authenticity of all documents submitted to me as originals or photo static copies. I have also assumed that signing parties have had the power, corporate or other, to sign any and all documents that bear their signatures. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon my examination of relevant documents and other inquiries made by me it is my opinion that Code Green Apparel Corp. is duly organized, validly existing and in good standing as a corporation under the laws of the State of Nevada. The 44,308,609 common shares to be offered and sold by existing stockholders pursuant to the Company's registration statement on Form S-1 are duly and validly authorized and issued, fully-paid and non-assessable common shares of the Company. Those 44,308,609 shares will continue, after they have been offered, sold and delivered after sale, by their existing registered owners pursuant to the aforesaid registration statement, to be validly authorized and issued, fully paid, and non-assessable common shares of the corporation.

I will be available to respond to any questions the Staff of the Securities and Exchange Commission or the Company, may have about the opinions expressed herein or the facts upon which they are based.

CONSENT

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and in any amendment thereto, and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

Aaron D. McGeary